UBS

The Organization Regulations

of UBS Group AG

Valid as of 1 March 2018

Annex A – Organizational chart of UBS Group AG
Annex B – Key approval authorities
Annex C – Charter for the Committees of the Board of Directors of UBS Group AG
Annex D – Role profiles and role expectations

Contents

These Organization Regulations, which define, along with its annexes, how the corporate bodies of UBS Group AG are organized and fulfill their duties, also constitute the Corporate Governance Guidelines required by the New York Stock Exchange.

The Board of Directors of UBS Group AG approved the Organization Regulations on 18 January 2018.

Abbreviations and defined terms

In these Organization Regulations all references to the generic masculine apply equally to both sexes.

The following defined terms are used herein:

AC	Audit Committee
Affiliated person	Person who directly or indirectly through one or more intermediaries controls or is controlled by or is under common control of UBS Group AG
Agenda	Agenda with matters to be dealt with at a Board, Committee or GEB meeting
AGM	Annual General Meeting of the shareholders
ALM Authorities	Asset and Liability Management Authorities – internal document setting out the high-level delegated authorities within the Group for treasury management
Annexes	Annexes to these ORs
AoA	Articles of Association of UBS Group AG
BD/BDs	Business divisions, organizational units of the business, including (i) Global Wealth Management, (ii) Personal & Corporate Banking, (iii) Asset Management and (iv) the Investment Bank
Board/BoD	Board of Directors of UBS Group AG
Business regulations	(i) Regulations issued by the BDs or the CC and approved by the GEB and (ii) regulations – if any – issued directly by the GEB, organizing the business within the authorities and responsibilities that are either allocated to the GEB or (subject to mandatory provisions of Swiss law) not allocated by the AoA and these ORs to any other person or body
CC	Corporate Center, organizational unit which comprises the functions headed by the Group CEO, the Group COO, the Group CFO, the Group CRO, the Group GC and the Heads of the Non-core and Legacy Portfolio
CD	Certificates of deposit
Chairman	The Board member who is proposed by the Board to be Chairman and elected by the general meeting of shareholders
Chairpersons	The Board members who chair the Board Committees
Circular resolution	Resolution in writing, made pursuant to the rules set out in section 7.4
CO	Swiss Code of Obligations
Code of Conduct and Ethics	Code of Conduct and Ethics of UBS
Committees	Committees of the Board as set out in section 2.1 (see also AC, Compensation Committee, CCRC, GNC and RC)
Committees charter	Annex C of the ORs, which sets out the objectives, composition and responsibilities of the Committees
Conflict of interest	Any personal interest, or the interest of a closely related person or company, that a Board member or Executive might have in a particular matter which does or might be regarded to conflict with the interests of the Group
Corporate bodies	The Board and bodies of the Group exercising delegated Board functions, such as all Board Committees, the GEB, committees established by the GEB, Group IA or other bodies mentioned herein
CP	Commercial paper
CCRC	Corporate Culture and Responsibility Committee
D	Director
Divisional President/DP	Divisional Presidents are the heads of the respective BD, and their responsibilities and authorities are set out in section 22 and in the respective business regulations
ED	Executive Director
EGM	Extraordinary General Meeting of the shareholders
Executive/Executives	Any or all GEB member(s) and GMD(s)
External auditors	External auditors of the Group
Financial statements	Quarterly and annual financial statements including, among others, the disclosure under "Management's Discussion and Analysis" and the 6K Report to the Securities and Exchange Commission and any formal announcements relating to the Group's performance
FINMA	Swiss Financial Market Supervisory Authority

GEB	Group Executive Board
GMD	Group Managing Director, including (ex officio) the Group Company Secretary and the Head Group IA
GNC	Governance and Nominating Committee
GRG	Group Regulatory & Governance
Group ALCO	Group Asset and Liability Management Committee, established by the GEB pursuant to section 14.2
Group CEO	Group Chief Executive Officer
Group CFO	Group Chief Financial Officer
Group Company Secretary	Group Company Secretary of the Board
Group COO	Group Chief Operating Officer
Group CRO	Group Chief Risk Officer
Group Functional Head/GFH	Group CFO, Group COO, Group CRO, Group GC and Group CEO as related to his additional responsibilities for certain Group functions as outlined in section 16.4
Group GC	Group General Counsel
Group Head HR	Group Head Human Resources
Group IA	Group Internal Audit
HR	Human Resources
MD	Managing Director
Minutes	Minutes of a Board meeting as further defined in section 6.9 or minutes of a Committee meeting or a GEB meeting
Non-executive	Board member who does not perform management functions within UBS Group AG
ORs	Organization Regulations of UBS Group AG including the annexes, which are an integral part of these
Other UBS Entities	UBS Entities which are neither Significant Group Entities nor Significant Regional Entities
P&L	Profit and loss
RC	Risk Committee
Regional President/RP	Regional Presidents, whose responsibilities and authorities are set out in section 21 and in the respective terms of reference
Responsible Executive	Employee who is appointed to assume supervisory responsibility for a UBS Entity
Risk Authorities	Internal document setting out the high-level delegated authorities within the Group for risk management and control including risk limits, transactions and positions
Shareholders	Shareholders of UBS
SID	The Board member who is appointed by the Board to be Senior Independent Director
Significant Group Entities/SGEs	Individually significant subsidiaries of the Group which are subject to enhanced standards of corporate governance
Significant Regional Entities/SREs	Regulated subsidiaries of the Group subject to enhanced standards of corporate governance with annual revenues which are material to the Group
SOX	US Sarbanes-Oxley Act
SPE	Special Purpose Entity
Stakeholders	Persons, groups or organizations that have a direct or indirect stake in the Group and may, as a result, affect or be affected by the Group's actions, objectives and policies
Treasury	The treasury function of the Group, which is responsible for the efficient management of the Group's financial resources, including balance sheet and capital management, interest rate and currency management, liquidity and funding management
UBS/Group	UBS Group AG and its subsidiaries; the UBS group of companies
UBS Entities	All subsidiaries (excluding SPEs) which are either wholly or majority, directly or indirectly owned or otherwise controlled by UBS Group AG and which are intended to be held indefinitely
UBS Group AG	UBS Group AG, the listed parent company of the Group
Vice Chairmen	The Board members who are appointed by the Board to be Vice Chairmen

Preamble by the Chairman

UBS draws on its 150-year heritage to serve private, institutional and corporate clients worldwide, as well as retail clients in Switzerland. Strong values are at the heart of UBS's culture. UBS and its employees apply the highest standards of business ethics and personal integrity to all of their business dealings and interactions.

Our shareholders, employees, clients and other interest groups hold high expectations of how we should conduct our business. Good governance policies and processes are in their interest as well as that of the Group. Accordingly, the Organization Regulations and its annexes provide the basis for enabling UBS Group AG as the parent company of the Group to effectively steer the operations and culture of its subsidiaries and establish a coherent and efficient corporate governance structure for the Group.

The Organization Regulations and its annexes have been approved by the Board of UBS Group AG upon proposal by their Governance and Nominating Committee. They comply with all relevant corporate governance requirements but are not intended in any way to be a substitute for the mandatory provisions of the laws, rules and regulations applicable to the Group.

In the interest of transparency, the Organization Regulations and its annexes are published on our website.

Axel A. Weber

Introduction

1 Basis and purpose

1.1 These ORs are enacted by the Board of UBS Group AG pursuant to article 716b of the CO and articles 25 and 27 of the AoA. **Basis**

1.2 The purpose of these ORs is: **Purpose**
- (i) to implement and supplement requirements contained:
  - (a) in applicable laws;
  - (b) in regulatory and stock exchange rules; and
  - (c) in the AoA;
- (ii) to define the functions, responsibilities and authorities of UBS Group AG's corporate bodies and their members, in each case with regard to applicable codes of best practice; and
- (iii) to constitute the Group's primary governance guidelines to be applied to all direct and indirect subsidiaries of UBS Group AG and which supersede any other regulations and shall prevail in case of a conflict with such documents, subject to local law.

2 Organization of the Group

2.1 The Group and its business are organized as follows: **Organization in general**
- (i) The Board, under the leadership of the Chairman, decides on the strategy of the Group upon recommendation of the Group CEO, exercises the ultimate supervision over management, appoints and removes GEB members, and performs the other duties described herein.
- (ii) As provided by mandatory law, rules and regulations, the AoA or these ORs, the management of the Group is delegated to the GEB under the leadership of the Group CEO. In addition, the GEB includes the Group CFO, the Group COO, the Group CRO, the Group GC (see sections 17 to 20), the Regional Presidents (see section 21) and the Divisional Presidents (see section 22) and such further GEB members as proposed by the Group CEO and appointed by the Board.
- (iii) The following Committees (as described herein and in Annex C) assist the Board in the performance of its responsibilities:
  - (a) the Audit Committee;
  - (b) the Compensation Committee;
  - (c) the Corporate Culture and Responsibility Committee;
  - (d) the Governance and Nominating Committee; and
  - (e) the Risk Committee.

2.2 The organizational chart of the Group is shown in Annex A. The delineation of the key approval authorities of the corporate bodies is set out in Annex B. Annex C sets out the objectives, composition, responsibilities and authorities of the BoD Committees, and Annex D describes the role profiles of Board and Committee members. **Structure of the ORs**

2.3 UBS Group AG as the listed parent company of the Group controls directly or indirectly all subsidiaries and leads the Group by setting a harmonized strategic direction. It further sets principles and organizational structures to enable efficient and coordinated steering and control of its subsidiaries. Under the leadership of the Chairman and the Group CEO, the Board and the GEB issue a Code of Conduct and Ethics to foster a coherent and effective corporate and compliance culture for the Group. Notwithstanding these endeavors, the legal independence of all subsidiaries and the provisions of applicable local laws, rules and regulations relating to them must be observed to the extent legally required. **Group steering**

2.4 The banking business is performed by UBS Group AG's direct or indirect subsidiaries within the scope of applicable licenses. The business of the Group is organized in BDs, the CC and other structures as the Group CEO and the GEB consider appropriate for the effective management and supervision of the business. This organization must be detailed in the business regulations. Irrespective of the organizational structure of the Group, the business performed by the subsidiaries is subject to formal decision-making by the corporate bodies of the respective entities, as required under applicable constitutional documents and local laws, rules and regulations. **Organization of the Group's business**

2.5 Subject to and in accordance with applicable local laws, rules and regulations, corporate bodies and Executives are bound to ensure transparency and collaboration within the Group and may have additional responsibilities and reporting lines within the Group in addition to their reporting lines within each legal entity.

Transparency, collaboration and reporting within the Group

Board of Directors

3 Board membership

3.1 The Board proposes such persons who have been recommended by the GNC after consultation with the Chairman for election by the shareholders. In making such recommendations, the GNC and the Board must take into consideration the criteria set out in Annex D and the need for appointments to the Committees in accordance with Annex C. **Election proposal**

3.2 The Board's proposal for election must be such that three-quarters of the Board members of UBS Group AG will be independent. For this purpose, independence is determined in accordance with (a) the FINMA circular 2017/1 "Corporate governance – banks," (b) the New York Stock Exchange rules and (c) the rules and regulations of other securities exchanges on which the UBS Group AG shares are listed, if any, applying the strictest standard. There must, furthermore, be a sufficient number of Board members who meet the independence criteria for the Committee members set out in section 2 of Annex C. The Chairman does not need to be independent. **Independence of Board members**

3.3 Each Board member must notify the Chairman and the GNC immediately if his circumstances change in a manner that may affect his independence. **Notification duty**

4 Constitution

4.1 The Board consists of six to twelve Board members as per article 19 of the AoA. **Number of members**

4.2 The term of office for each Board member is one year pursuant to article 20 of the AoA. Subject to election by shareholders, Board members are normally expected to serve for a minimum of three years. No Board member may serve for more than 12 consecutive terms of office; in exceptional circumstances the Board can extend this limit. **Term of office**

4.3 The Board constitutes itself at its first meeting following the AGM. In this meeting the Vice Chairmen, the SID, the Committee Chairpersons and the Committee members, with the exception of the Compensation Committee members, are appointed by the Board. The Board may remove these Board members from their special functions at any time. **Constitutional meeting**

5 Responsibilities and authorities

5.1 The Board has the responsibilities and authorities set out herein, including all annexes. Mandatory provisions of applicable laws, rules and regulations or rules contained in the AoA override the ORs. **In general**

5.2 The Board is responsible for the overall direction, supervision and control of the Group and its management as well as for supervising compliance with applicable laws, rules and regulations. The Board exercises oversight over UBS Group AG and its subsidiaries and is responsible for ensuring the establishment of a clear Group governance framework to ensure effective steering and supervision of the Group and which takes into account the material risks to which the Group and its subsidiaries are exposed. **Supervision**

5.3 The Board has ultimate responsibility for the success of the Group and for delivering sustainable shareholder value within a framework of prudent and effective controls. It decides on the Group's strategic aims and the necessary financial and human resources upon recommendation of the Group CEO and sets the Group's values and standards to ensure that its obligations to its shareholders and other stakeholders are met. **Ultimate responsibility**

5.4 The Board's ultimate responsibility for strategy and financial success includes in particular: **Strategy and financial success**

(i) deciding on the business strategy of the Group upon recommendation of the Group CEO, taking into account the proposals and alternatives presented by the GEB;
(ii) approving the overall risk appetite framework of the Group and BDs, taking into account the recommendations of the RC (see Annex B section 6);
(iii) approving the financial objectives and approving, via the financial planning process, the necessary means to achieve these objectives, including approving a capital allocation framework;

(iv) deciding on whether the Group should enter substantial new business areas or exit an existing business area, in cases where the entry or exit is not covered by the current approved strategic framework;
(v) approving major acquisitions, mergers, disposals or capital expenditure, including decisions on major changes to the company and Group structure, major changes in Significant Group Entities, and other projects of strategic importance for the Group; and
(vi) approving all matters and business decisions where such decisions exceed the authority delegated by the Board to the Committees, the GEB or the Group CEO.

5.5 With respect to the ultimate responsibility for the financial situation, the Board has in particular the following duties: **Finance**
(i) approving the applicable accounting standards, financial control frameworks and approving significant changes to them;
(ii) annually reviewing and approving the financial business plan;
(iii) approving the capital and liquidity plans;
(iv) reviewing and approving the annual financial statements of UBS Group AG; and
(v) reviewing and approving the consolidated annual and quarterly financial statements as well as the consolidated annual report of the Group prior to its submission to the AGM.

5.6 The Board is responsible for establishing an appropriate business organization, including in particular: **Organization**
(i) approving and regularly reviewing the governance principles, internal regulations and policies and the management structures as set out herein;
(ii) overseeing the effectiveness of the business organization and management information system implemented by the GEB;
(iii) regulating and supervising the internal control;
(iv) approving the charter for Group IA and monitoring Group IA;
(v) appointing and removing GEB members, the Group Company Secretary and the Head Group IA and reviewing their performance and planning succession; and
(vi) approving the compensation and benefits principles of the Group.

5.7 The Board has a duty to convene AGMs and EGMs and to decide on proposals to be made to the shareholders as well as a duty to implement resolutions adopted by the shareholders. **Meetings of shareholders**

5.8 In case of financial difficulties or insufficient equity, the Board must undertake all steps required by Swiss banking law. **Loss of equity**

5.9 The Board makes the legally required decisions in connection with increasing or reducing the share capital. **Share capital**

5.10 The Board may delegate within the limits of mandatory law and the AoA certain parts of its responsibilities and authorities to the Committees, to single Board members and to the GEB. **Delegation**

5.11 The Board and the Committees may, in performing their duties, take advice from third parties. **Advice from third parties**

6 Meetings

6.1 The Board meets as often as business requires, and at least six times a year. **Number of meetings**

6.2 Board meetings are convened by the Chairman. Upon written request of any Board member or the Group CEO addressed to the Chairman, he can convene an extraordinary Board meeting in accordance with sections 6.3 and 6.4. **Convening meetings**

6.3 The Chairman or, if he is absent, one of the Vice Chairmen invites the Board members to the Board meetings. **Invitation**

6.4 The invitation contains the agenda and must be sent to Board members and other attendees as a rule at least five business days prior to the date of the Board meeting together with all necessary supporting material. In exceptional cases, supporting material may be sent later to allow the Board to receive the latest available information. This applies in particular to updates on financial data. **Agenda and notice period**

In time-critical cases (as determined by the Chairman at his discretion), a Board meeting may be held and the supporting material may be sent at shorter notice.

6.5 Board meetings are chaired by the Chairman or, in his absence, by one of the Vice Chairmen or, in their absence, by the SID or, in his absence, by another Board member selected by the Board members present. **Chair**

6.6 The Board may hold Board meetings as determined by the Chairman: **Attendees**
(i) with or without the participation of the Group CEO and all or some of the other GEB members; and
(ii) with the participation of other persons, who are invited to attend.

6.7 The SID organizes and leads, at least twice a year, a meeting of the independent Board members without the participation of the Chairman. **Meetings of independent Board members**

6.8 Board meetings may be held in person, by telephone or video conference. **Meeting format**

6.9 The minutes (including the annexes as presented to the Board) contain all Board resolutions made and reflect in a general manner the considerations which led to the decisions made. Dissenting opinions of and votes cast by Board members must also be reflected in the minutes. **Minutes of Board meetings**

6.10 The minutes must be signed by the Chairman or the Chairperson and the Group Company Secretary and must be made available for review and approval prior to the next Board meeting. Board members are entitled to examine the minutes of any Board meeting at any time. **Form of minutes, inspection rights**

7 Resolutions

7.1 Subject to section 7.2, the presence in person or by telephone or video conference of the Chairman, one of the Vice Chairmen or the SID as well as the majority of the Board members is required to pass valid Board resolutions. If this quorum is not present, the Chairman or the Chairperson can seek a circular resolution of the Board (see section 7.4). No such quorum is required for decisions confirming, implementing and amending resolutions relating to capital increases (article 23 (2) of the AoA). **Quorum of attendance**

7.2 Board resolutions are passed by an absolute majority of the votes of Board members present; in case of a tie, the Chairman's vote is decisive (article 23 (1) of the AoA). **Quorum of resolutions, decisive vote**

7.3 If time-critical matters arise after a Board meeting has already been convened, such matters may be discussed at the Board meeting and Board resolutions made if a majority of all Board members present agree. **Resolutions on items not on agenda**

7.4 In time-critical cases, Board resolutions may be passed in writing (including by e-mail or other electronic means). A proposal for a circular resolution must be communicated to all Board members and is only deemed to have passed if: **Circular resolutions**
(i) more than two-thirds of all Board members cast a vote or give written notice that they abstain;
(ii) an absolute majority of all Board members casting a vote approve the proposed resolution; and
(iii) no Board member requests a Board meeting in relation to the subject matter of the proposed Board resolution within three business days of receiving notice of the proposal.

7.5 A circular resolution is as binding as a Board resolution adopted at a Board meeting and must be recorded under a separate heading in the Board minutes prepared pursuant to sections 6.9 and 6.10 for the next Board meeting. **Effect of circular resolutions**

8 Information rights

8.1 Board members have access to all information concerning the business and the affairs of the Group as may be necessary or helpful for them to fulfill their duties as Board members. **Right of information**

8.2 At Board meetings, any Board member is entitled to request information on any matter relating to the Group regardless of the agenda, and the Board or GEB members present must provide such information to the best of their knowledge. **Request for information during Board meetings**

8.3 Should a Board member require information or wish to review documents outside a Board meeting, he must address his request – routed through the Group Company Secretary – to the Chairman. Should a Committee Chairperson require information or wish to review documents outside a Committee meeting, he can, within the range of responsibilities of his Committee, address his request to a member of the GEB directly, to Group IA or external auditors. The Chairman and the Group CEO must be informed accordingly. **Request for information outside of Board meetings**

9 Board self-assessment

9.1 At least annually, the Board reviews, on the basis of an assessment conducted by the GNC (which includes an appraisal by an external expert at least every three years), its own performance, as well as the performance of each of the Committees. Such a review seeks to determine whether the Board and the Committees function effectively and efficiently. **Board self-assessment**

9.2 The GNC also arranges a performance evaluation for the Chairman. In light of the annual performance evaluation, the Board must consider whether any changes should be made to the membership of the Board or Committees. **Performance evaluation**

10 Chairman

10.1 The Board proposes the Chairman who in turn is elected by shareholders at the general meeting. **Election**

10.2 The Chairman leads the Board. He further coordinates the tasks within the Board and, in particular, calls Board meetings and sets their agenda. **In general**

10.3 The Chairman presides over the AGMs and EGMs. **Shareholders' meetings**

10.4 The Chairman coordinates, together with the Committees' Chairpersons, the work of all Committees. Generally, he or one of the Vice Chairmen chairs the GNC and may attend the meetings of other Committees in consultation with the relevant Committee Chairperson. **Coordination of Committee work and Chairman's attendance**

10.5 The Chairman, together with the Group CEO, is responsible for ensuring effective communication with shareholders and stakeholders, including government officials, regulators and public organizations. He is the primary representative of the Board and, together with the Group CEO, of the Group with the media. Other Board members may only discuss Group matters with the media with the approval of the Chairman. The SID ensures communication with those shareholders who wish to conduct discussions with an independent Board member. **External communication**

10.6 The Chairman establishes and keeps close working relationships with the Group CEO and the other GEB members, providing advice and support to them while respecting the fact that day-to-day management responsibility is delegated to the GEB under these ORs. He also facilitates a constructive relationship between the Board and the Group CEO and other GEB members. **Relationship with Board and GEB**

10.7 Further details of the responsibilities and authorities delegated to the Chairman are set out in Annex B and in Annex D. **Further responsibilities and authorities**

11 Vice Chairmen and Senior Independent Director

11.1 The Board appoints one or more Vice Chairmen and a SID. If the Board appoints more than one Vice Chairman, one of them must be independent. **Appointment**

11.2 Full details of the responsibilities and authorities delegated to the Vice Chairmen and the SID are set out in Annex D. Further responsibilities and authorities of the SID follow from sections 6.7, 10.5 and 15.9. **Responsibilities and authorities**

12 Group Company Secretary

12.1 In the constitutional meeting of the Board, the Board appoints a Group Company Secretary who acts as secretary to the Board and its Committees. **Appointment and function**

12.2 The Group Company Secretary prepares the agenda for each Board meeting, keeps the Board minutes and the Committees' minutes and assists the Board, the Chairman, the Vice Chairmen, the SID and the Committees in coordinating and fulfilling their duties and assignments. **Responsibilities and authorities**

12.3 The Group Company Secretary manages the staff supporting the Board and reports to the Chairman. **Staff and reporting**

12.4 The Group Company Secretary is responsible for keeping UBS Group AG's official company documents and records including their certification. **Official documents**

13 Board Committees

13.1 The Board establishes the AC, the Compensation Committee, the CCRC, the GNC and the RC as permanent Committees. The Board may set up other Committees, including so-called ad hoc Committees, if the Board deems such other Committees appropriate or necessary. **Permanent and other Committees**

13.2 The Board appoints the Committee members and the respective Committee Chairpersons. The Compensation Committee members are proposed by the Board and in turn elected by shareholders at the general meeting. **Appointment and election**

13.3 Based on articles 25 and 27 of the AoA, the Board delegates certain responsibilities and authorities to the Committees pursuant to Annex B and Annex C. The overall responsibility for such delegated competences remains with the Board. **Responsibilities and authorities**

Group Executive Board

14 Delegation

14.1 The Board delegates the management of the business as set out in section 2.1 (ii).

Delegation of management

14.2 Pursuant to section 2.4, the Group CEO and the GEB may in turn further delegate certain responsibilities and authorities to other Executives and committees and may empower them to further delegate their responsibilities and authorities. Each such delegation must be in writing, and clear rules on responsibilities, authorities and accountabilities must be established. The specific responsibilities and authorities delegated by the GEB to a committee of the GEB will be set forth in a resolution adopted or a charter approved by the GEB.

Further delegation by the GEB

14.3 The GEB will establish arrangements to ensure that decisions are made in a time-critical business matter, should the responsible Executive be unable to act.

Time-critical matters

15 Group Executive Board

15.1 All GEB members (with the exception of the Group CEO) are proposed by the Group CEO. The appointments are made by the Board.

Appointment

15.2 Under the leadership of the Group CEO, the GEB (except for management responsibility delegated herein or in Annex B) has executive management responsibility for the steering of the Group and its business. It assumes overall responsibility for the development of the Group and BD strategies and the implementation of approved strategies. The GEB is responsible for developing, implementing and maintaining an appropriate and adequate business organization designed to ensure compliance with applicable laws and regulations and an appropriate management information system.

Responsibilities and authorities

15.3 The GEB constitutes itself as the risk council of the Group. In this function, the GEB has overall responsibility for establishing and supervising the implementation of risk management and control in the Group, including the risk appetite framework and the risk management and control principles, as well as for managing the risk profile of the Group as a whole as determined by the Board and the RC. The GEB determines its own risk reporting requirements that allow for effective risk management and communicates changes to report owners if reporting requirements are not met or changed. Risk reports contain agreed risk measures defined by the GEB that allow it to reduce or deal with specific risk situations. Agreed risk measures monitor emerging trends which include forecasts and stress tests. The GEB receives periodic updates on limitations that prevent full risk data aggregation in the risk reports.

GEB as risk council

15.4 The GEB prepares in its competence area (see sections 15.2 and 15.6) proposals for approval by the Board and supports the Board in its decision-making process.

Preparation of Board decisions

15.5 The GEB is responsible for promoting the usage of the Group's assets and liabilities in line with the Group strategy, regulatory commitments and interests of shareholders and other stakeholders. For this purpose, the GEB has established the Group ALCO pursuant to section 14.2. The key authorities of the Group ALCO are set out in Annex B and in the ALM Authorities approved by the Board. Further specific responsibilities and authorities delegated by the GEB to the Group ALCO are set forth in the terms of reference for the Group ALCO approved by the GEB.

Group ALCO

15.6 The GEB is furthermore responsible for all management matters not reserved under the AoA or the ORs to any other person or body. The GEB may delegate such matters, either by issuing its own business regulations or by approving business regulations issued by the BDs or the CC (see Annex B, section 1). Details of the key authorities delegated to the GEB are set out in Annex B and are based on article 35 of the AoA.

Further duties

15.7 Generally, the GEB meets at least once every month or as appropriate. The agenda must be sent to the GEB members at least five calendar days prior to the date of the GEB meeting together with all necessary supporting material. In time-critical cases, a GEB meeting (called by the Group CEO as required or at the request of one GEB member) may be held and the supporting material may be sent on shorter notice. GEB meetings are

Meetings

chaired by the Group CEO or, in his absence, by his nominated deputy. GEB meetings may be held in person, by telephone or video conference.

15.8 A majority of GEB members are required to be present at a GEB meeting, either in person or by telephone or video conference, in order to form the necessary quorum. **Quorum**

15.9 The resolutions of the GEB are made by the majority of the GEB members present. The Group CEO has the power to overrule any GEB resolution. If the Group CEO exercises this power, he must inform the Chairman and the SID immediately. **Resolutions**

15.10 Minutes are taken of all GEB meetings. They contain all resolutions made by the GEB. The minutes are sent to all GEB members and to the Chairman. Board members may inspect the GEB minutes in accordance with section 8. **Minutes**

15.11 With respect to circular resolutions of the GEB, sections 7.4 (i), 7.4 (ii) and 7.5 apply mutatis mutandis. **Circular resolutions**

15.12 In time-critical matters, and if it is not feasible to convene a telephone or video conference or to proceed by circular resolution within the time available, the Group CEO may, together with two other GEB members of his choice, make decisions, which have the effect of GEB resolutions. GEB members who could not be reached in time must be informed as soon as possible. **Time-critical matters**

15.13 At least annually, the Group CEO reviews, on the basis of an assessment, the performance of the GEB. Such a review seeks to determine whether the GEB functions effectively and efficiently. In light of the annual performance evaluation, the Group CEO must consider whether any changes should be made to the composition of the GEB. **Assessment**

16 Group Chief Executive Officer

16.1 The Group CEO is appointed by the Board upon proposal of the Chairman and the GNC. **Appointment**

16.2 The Group CEO is the highest executive officer of the Group and has responsibility and accountability for the management and performance of the Group. The Group CEO nominates a Deputy CEO from within the GEB who is confirmed by the Board. The Deputy CEO shall temporarily exercise all responsibilities and authorities if the Group CEO should be incapacitated or unavailable to exercise his function as Group CEO. **Function, substitution**

16.3 The Group CEO sets the business and corporate agenda, ensures high-quality and timely decision-making and controls the implementation of decisions made. He is responsible for the GEB fulfilling its tasks and assuming its responsibilities. The Group CEO ensures alignment of the individual GEB members to the business and corporate agenda. He supports and advises leaders of all organizational units as established in the business regulations and fosters an integrated entrepreneurial leadership spirit across the Group. The Group CEO assumes a leading role in preparing the Board's consideration of UBS's strategy, risk and compensation principles. He is responsible for planning succession at GEB level. Together with the Chairman, he has the responsibility for UBS's reputation. He represents UBS, in coordination with the Chairman, in contacts with important investors, clients and other stakeholders, as well as to the general public (see also section 10.5). **Main responsibilities and authorities**

16.4 In addition to the responsibilities outlined in section 16.3, the Group CEO has responsibility for the management and control of Group Regulatory & Governance, Group Communications & Branding and UBS and Society. Further details of the responsibilities and key authorities delegated to the Group CEO are set out in Annex B and in the CC business regulations. **Further responsibilities and duties**

16.5 The Group CEO has an all-encompassing right to information about and examination of all matters handled in the business. He has the power to overrule any decisions made by any management body, including any resolution by the GEB (see section 15.9). **Right to overrule decisions**

16.6 The Group CEO ensures that the Chairman and the Board are kept informed in a timely and appropriate manner. The Group CEO (either personally or through any other GEB **Reporting to the Board**

member) regularly informs the Board on the current business development and on important business issues, including all matters falling within the duties and responsibilities of the Board. Such reports must cover:

(i) key performance indicators and other relevant financial data of the Group;
(ii) existing and emerging risks;
(iii) updates on developments in important markets and on peers; and
(iv) information on all issues which may affect the supervisory or control function of the Board.

17 Group Chief Financial Officer

17.1 The Group CFO is responsible for ensuring transparency in, and the assessment of, the financial performance of the Group and the BDs, and for the Group's financial accounting, controlling, forecasting, planning and reporting processes. He also provides advice on financial aspects of strategic projects and transactions. The Group CFO has management responsibility over divisional and Group financial control functions. The Group CFO is responsible for the management and control of the Group's tax affairs and for treasury and capital management, including management and control of funding and liquidity risk with independent oversight from the Group CRO, and for UBS's regulatory capital ratios. After consultation with the AC, he makes proposals to the Board regarding the standards for accounting adopted by UBS Group AG and the Group and defines the standards for financial reporting and disclosure. Together with the Group CEO, he provides external certifications under sections 302 and 404 of the Sarbanes-Oxley Act 2002 and, in coordination with the Group CEO, manages relations with analysts and investors. The Group CFO supports the Group CEO in strategy development and key strategic topics. **Responsibilities and authorities**

17.2 The Group CFO coordinates, under the supervision of the AC, the working relationships with the external auditors. **External auditors**

17.3 Further details of the responsibilities and key authorities delegated to the Group CFO are set out in Annex B and in the CC business regulations. **Further duties**

17.4 The Group CFO reports to the Group CEO and has an obligation to advise the Chairman as well as the AC or RC on significant issues arising in the field of his responsibilities. **Reporting**

18 Group Chief Operating Officer

18.1 The Group COO is responsible for providing quality, cost-effective and differentiating Group-wide IT services and tools in line with the needs of the BDs and CC and for the delivery of a wide range of operational services across all BDs and regions. The Group COO is further responsible for efficiently supplying real estate infrastructure and general administrative services, directing and controlling all supply and demand management activities, supporting the firm with its third-party sourcing strategies and taking responsibility for the bank's near-/offshore, outsourcing and supplier-related processes. The Group COO formulates and agrees Group-wide operating strategies, objectives, financial and execution plans for the Group COO function in support of each BD and the Group functions. The Group COO delivers cross-divisional operational initiatives to enhance the firm's operating platform. In addition, the Group COO is responsible for defining and executing a human resources strategy aligned to UBS's objectives and positioning the Group as employer of choice. The Group COO assumes responsibility for ensuring cost-efficient operational and advisory HR services to employees as well as strategic advice to managers and executives, supporting them to attract, engage, develop and retain talent. **Responsibilities and authorities**

18.2 Further details of the responsibilities and key authorities delegated to the Group COO are set out in Annex B and in the CC business regulations. **Further duties**

18.3 The Group COO reports to the Group CEO and has an obligation to advise the Chairman on significant issues arising in the field of her responsibilities. **Reporting**

19 Group Chief Risk Officer

19.1 The Group CRO is responsible for the development of the Group's risk appetite framework and its risk principles. In accordance with the risk appetite framework approved by the Board, the Group CRO is responsible for: **Responsibilities and authorities**

(i) the implementation of appropriate independent control frameworks for credit, market, treasury, country, compliance and operational risks within the Group;
(ii) the development and implementation of the frameworks for risk measurement, aggregation, portfolio controls and for risk reporting; and
(iii) decisions on transactions, positions, exposures, portfolio limits and risk provisions/allowances in accordance with the risk control authorities delegated to him.

The Group CRO has management responsibility over the divisional, regional and firm-wide risk control functions, and monitors and challenges the Group's risk-taking activities. He is also responsible for maintaining a control framework to ensure that UBS meets relevant regulatory and professional standards in the conduct of its business.

19.2 Further details of the responsibilities and key authorities delegated to the Group CRO are set out in Annex B, the Risk Authorities and in the CC business regulations. **Further duties**

19.3 The Group CRO reports to the Group CEO and has an obligation to advise the Chairman as well as the RC on significant issues arising in the field of his responsibilities. **Reporting**

20 Group General Counsel

20.1 The Group GC manages the Group's legal affairs and is responsible for ensuring effective and timely assessment of legal matters impacting the Group or its businesses and for providing the legal advice required by the Group. He is further responsible for the management and reporting of all litigation and other significant contentious matters, including all legal proceedings, which involve UBS. The Group GC has management and supervisory responsibility for the legal function of the Group. **Responsibilities and authorities**

20.2 Further details of the responsibilities and key authorities delegated to the Group GC are set out in Annex B and in the CC business regulations. **Further duties**

20.3 The Group GC reports to the Group CEO and has an obligation to advise the Chairman as well as the AC or RC on significant issues arising in the field of his responsibilities. **Reporting**

21 Regional Presidents

21.1 The Regional Presidents are responsible for cross-divisional collaboration and representing the Group to the broader public in their region. The Regional Presidents provide input to and facilitate the implementation of the Group's strategy in their region. For Significant Group Entities and Significant Regional Entities, the Regional Presidents assume responsibility for the entity governance processes as set out in Annex B. **Responsibilities and authorities**

21.2 The Regional Presidents have the responsibility to inform the relevant GEB member of any activities and issues that may give rise to actual or potential material regulatory or reputational concerns and of other relevant matters within the scope of their responsibility. If appropriate, the Regional Presidents shall escalate such matters to the Group CEO. **Reporting obligation**

21.3 Further details of the responsibilities, including any specific provisions for the individual regions, and key authorities delegated to the Regional Presidents are set out in Annex B as well as in the terms of reference for the Regional Presidents. The Regional Presidents exercise their competences and the key approval authorities detailed in Annex B section 3 in consultation with the Divisional Presidents and the Group Functional Heads. **Further duties**

21.4 The Regional Presidents are all GEB members and report to the Group CEO. **Reporting**

22 Divisional Presidents

22.1 The Divisional Presidents propose BD strategies taking into account input from the Regional Presidents and are responsible for the operation and management of their BD and for controlling and administering the dedicated financial resources, risk appetite, people and infrastructure of the BD. They are accountable for the success, risks, results and value of their BD. The Divisional Presidents are accountable for the front-to-back control environment of the respective BD and are supported by the Group Functional Heads, who are accountable for confirming end-to-end completeness and effectiveness of their Group functions. **Responsibilities and authorities**

22.2 Further details of the responsibilities and key authorities delegated to the Divisional Presidents are set out in Annex B as well as in the business regulations for the BDs. The Divisional Presidents cooperate and collaborate with the Regional Presidents in exercising their competences and the key approval authorities detailed in Annex B section 3. **Further duties**

22.3 The Divisional Presidents are all GEB members and report to the Group CEO. **Reporting**

Group Internal Audit

23 Scope, responsibilities, authorities and reporting

23.1 Group IA is the internal audit function for the entire Group. **Scope**

23.2 Group IA independently, objectively and systematically assesses the: **Responsibilities**
(i) effectiveness of processes to define strategy and risk appetite as well as the overall adherence to the approved strategy;
(ii) effectiveness of governance processes;
(iii) effectiveness of risk management, including whether risks are appropriately identified and managed;
(iv) effectiveness of internal controls, specifically whether they are commensurate with the risks taken;
(v) soundness of the risk and control culture;
(vi) effectiveness and sustainability of remediation activities, originating from any source;
(vii) reliability and integrity of financial and operational information, i.e. whether activities are properly, accurately and completely recorded, and the quality of underlying data and models; and
(viii) effectiveness of processes to comply with legal, regulatory and statutory requirements (such as the provisions of the AoA), as well as with internal policies (including these ORs) and contracts, i.e. assessing whether such requirements are met, and the adequacy of processes to sustainably meet them.

23.3 Details of the role, responsibilities and authorities of Group IA are set out in the charter for Group IA, which is approved by the Board on the recommendation of the Chairman, whose recommendation is based on advice from the AC. **Charter**

23.4 Group IA possesses unrestricted auditing rights within the Group; it has access at all times to all accounts, books, records, systems, property and personnel in order to fulfill its auditing responsibilities. The Head Group IA has open, direct and unrestricted access to the Chairman, the RC and the AC as well as to the Group CEO. **Access rights**

23.5 Group IA is independent in determining its activities (e.g. when defining audit scope and executing audit engagements). Group IA reports are not subject to any instructions or restrictions, and its authority to audit is unrestricted. **Independence**

23.6 The Head Group IA reports directly to the Chairman. In addition, Group IA has a functional reporting line to the AC in line with the responsibilities of the AC as set forth in Annex C 5.2 (iii). The AC must be informed of the results of the annual internal audit plan and status of annual internal audit objectives and must be in regular contact with the Head Group IA. **Reporting**

24 Organization

24.1 The Head Group IA is appointed by the Board upon the proposal of the Chairman and the AC. **Appointment**

24.2 The AC may order special audits to be conducted. Separately, other Board members, Committees or the Group CEO may request such audits in consultation with the AC. The AC may also mandate third parties with the execution of special audits and informs Group IA as appropriate. **Special audits**

Special provisions

25 Authority to sign

25.1 Signing in the name of UBS Group AG requires two authorized signatures to be binding. The Board shall designate those persons authorized to sign on behalf of UBS Group AG. In addition, any employee of UBS Group AG having one of the following ranks or functions is authorized to sign, jointly with another authorized signatory, on behalf of UBS Group AG: **In general**

(i) the Chairman and each of the Vice Chairmen;
(ii) each of the GEB members;
(iii) the Head Group IA and the Group Company Secretary;
(iv) each of the GMDs;
(v) each of the MDs, EDs and Ds or senior employees with equivalent ranks;
(vi) each of the Associate Directors (including "Prokuristen," as applicable); and
(vii) for specified locations, each of the Authorized Officers ("Handlungsbevollmächtigte," as applicable).

25.2 The Board issues signing authority rules, specifying details and principles, including but not limited to the scope of signature authorities and possible extensions, exceptions to the joint signature authority principle, and the possibility for signatories of UBS Entities to sign on behalf of UBS Group AG and vice versa. In addition, UBS Entities establish their respective rules, according to mandatory provisions of local law, rules and regulations. **Signing authority rules**

26 Form of signature

26.1 All authorized signatories sign by adding their signature to the name of the legal entity on whose behalf they act. **Signature form**

27 Conduct of Board members and Executives

27.1 Each Board member and all Executives are under a duty to carry out their responsibilities with due care and to safeguard and further the interests of UBS and of all of its shareholders. **Duty of care and loyalty**

27.2 The Board members and Executives arrange their personal and business affairs so as to avoid, as much as possible, a conflict of interest. **Conflicts of interest**

27.3 Each Board member and Executive must disclose to the Chairman or, respectively, the Group CEO any conflict of interest generally arising or relating to any matter to be discussed at a meeting, as soon as the Board member or Executive becomes aware of its existence. **Disclosure of conflict of interest**

27.4 Subject to exceptional circumstances in which the best interests of UBS dictate that the Board member or Executive with a conflict of interest shall not participate in the discussions and decision-making involving the interest at stake, the Board member or Executive with a conflict of interest shall participate in discussions and a double vote (meaning a vote with and a vote without the conflicted individual) shall take place. A binding decision on the matter requires the same outcome in both votes. The Chairman or, respectively, the Group CEO must advise the respective corporate body of the conflict of interest and record the existence of the conflict in the meeting minutes. In the event of doubt, the Chairman or, respectively, the Group CEO shall request the respective corporate body to determine whether a conflict of interest or exceptional circumstances exist. **Procedural measures**

27.5 Each Board member and Executive keeps all information – except information already in the public domain – relating to the Group, which he has learned during the performance of his duties, strictly confidential at all times. Such information may only be disclosed to third parties with prior written clearance from the Chairman or the Group CEO. This obligation and duty continues even after the term of office of the Board member or Executive has expired for as long as the relevant information remains confidential. **Duty of confidentiality**

27.6 If a Board member or an Executive becomes aware of the fact that he may receive a financial or non-financial benefit other than any salary, remuneration or other benefit from UBS, as a result of his employment within the Group, that person must: **Benefits of Board members and Executives**

(i) promptly inform the Board, in the case of a Board member or the Group CEO; and
(ii) promptly inform the Group CEO, in the case of an Executive other than the Group CEO.

28 Entry into force, amendments

28.1 These ORs replace the former regulations of 1 January 2017 governing the internal organization of UBS Group AG and come into effect on 1 March 2018, based on a Board resolution of UBS Group AG dated 18 January 2018. **Entry into force**

28.2 These ORs may be amended by the Board only with the approval of FINMA. **Amendments**

Annex A – *Organizational chart of UBS Group AG*

Organizational chart of UBS Group AG


Regulator
Shareholders
External auditors
Chairman
Board of Directors of UBS Group AG
Audit Committee
Compensation Committee
Corporate Culture and Responsibility Committee
Governance and Nominating Committee
Risk Committee
Group Internal Audit
Group Executive Board
Group CEO
Regional Presidents
Divisional Presidents
Group Functional Heads
Group Asset and Liability Management Committee
Americas
Asia Pacific
EMEA
Switzerland
Global Wealth Management
Personal & Corporate Banking
Asset Management
Investment Bank
Corporate Center

Annex B – *Key approval authorities*

Contents

Key approval authorities

All references to amounts are in million CHF unless specified otherwise.
A = Approval; I = Information; P = Proposal; X = Proposal and approval authority (= initiative and execution) attributed.

This annex outlines and provides further details on the key approval authorities of the BoD as described in the AoA and these ORs and on authorities specifically delegated to the Group CEO and the GEB, including the Group ALCO, and in some instances further delegated to the competence of the BDs and CC. As set out in section 15.6 of the ORs, the GEB is responsible for all management matters not reserved under the AoA or the ORs to any other person or body and may delegate such matters, either by issuing its own business regulations or by approving business regulations issued by the BDs or the CC.

When the GEB or Group ALCO has the proposal responsibility, a proposal must be brought to the respective body by the topic owner. If the proposal is endorsed by the GEB/Group ALCO, the topic owner is then responsible for bringing the proposal to the subsequent approval level. Unless otherwise noted, the Group Head HR is the topic owner for items under section 4, the Group CFO for items under sections 3 and 5, and the Group CRO for items under section 6.

Where a DP or GFH is indicated in the GEB column, the business regulations of each BD and of the CC will define the approval authorities and their delegation within the BD/Group functions. In the absence of any contrary provision in the BD/CC business regulations, the executive committee of the BD, the Functional Heads or a similar body shall have the approval authority.

	BoD	Chairman/ BoD Committees	Group CEO	GEB	Remarks
1 Organizational structure					
1.1 AoA	A*				*To be submitted to general shareholders' meeting for approval
1.2 Organization Regulations (including annexes)	A*	P: GNC	P**		*Subject to FINMA approval **Following confirmation of any revision by individual GEB members
1.3 BD and CC business regulations		I: GNC	A	P: DP/GFH	
1.4 Basic organizational structure of the Group	A		P		Definition of basic structure (BDs)
1.5 Organizational structure of the BDs and the CC			A	P: DP/GFH	
1.6 Terms of reference for Regional Presidents		I: GNC	A	P: RP	
1.7 Terms of reference for Group ALCO				A P: Group CFO	
1.8 Code of Conduct and Ethics	A	P: CCRC			
2 Strategy					
2.1 Group strategy	A		P		
2.2 BD strategies	I		A	I P: DP	
2.3 Three-Year Strategic Plan and One-Year Operating Plan of the Group (including Group capital plan)	A			P	
2.3.1 Group Strategic Change Agenda				A	Joint proposal by Head GRG and Group COO
2.4 UBS and Society strategy and annual objectives		A: CCRC	P		
3 Legal structure: UBS Entities, branches and representative offices					Key approval authorities allocated to the RPs are to be exercised in consultation with the DPs and GFHs. The relevant RP is designated by the geographical location/presence of the UBS Entity, branch or representative office
3.1 Classification of a UBS Entity requiring enhanced corporate governance:					
3.1.1 Classification as a Significant Group Entity	A		P		
3.1.2 Classification as a Significant Regional Entity	I		A	P: Group CFO	
3.2 Appointment of supervisory board*,** members, including composition of board committees, remuneration for external members and nomination of supervisory bodies to be elected by the shareholders of the respective UBS Entity:					*Includes both executive and non-executive board members of UBS Entities with a unitary board structure **Taking into account input from HR
3.2.1 Significant Group Entities		A: GNC A: CC*	P P*		Appointments of board committee Chairpersons in consultation with the respective UBS Group AG Board Committee Chairperson *For setting and changes to remuneration/fee frameworks

3.2.2 Significant Regional Entities		I: CC*	A	P: RP	*For setting and changes to remuneration/fee frameworks
3.2.3 Other UBS Entities				X: DP/GFH	
3.3 Appointment of executive management*/ Responsible Executive or local statutory role holders:					*Only applicable to UBS Entities with directors in a dual board structure
3.3.1 Significant Group Entities	I		X		
3.3.2 Significant Regional Entities			I	X: RP	
3.3.3 Other UBS Entities				X: DP/GFH	
3.4 Appointment of Responsible Executive or supervisory committee or local statutory role holder for branches and representative offices of UBS Group AG or UBS Entities			I*	X*: RP X: DP/GFH	*For branches exceeding CHF 100 million operating income/expenses p.a.
3.5 UBS Entities, branches and representative offices: incorporation/establishment, dissolution/closure, reactivation, divisional re-alignment, Group internal transfer of legal ownership (including partial transfer and Group internal merger) and change of legal form of UBS Entities:					The classification of the entity subject to any such transaction determines the required approval level
3.5.1 Significant Group Entities	A			P	
3.5.2 Significant Regional Entities	I			A P: RP*	*Taking into account input from GRG
3.5.3 Other UBS Entities				A: Group CFO P: DP/GFH	
3.5.4 Branches (including sub-branches) and representative offices (or similar setups)			A*	P*: RP A: Group CFO** P: DP/GFH**	*For branches exceeding CHF 100 million operating income/expenses p.a., taking into account input from GRG **Excluding local bank branches in Switzerland, for which approval authority is with the RP Switzerland
3.6 Acquisitions and divestments (share and asset deals with third parties, including increase or decrease of ownership in UBS Entities and sale/purchase of business lines) with total consideration of:	A: > 500 I: > 50		I*	A: 500/ A: Group CFO: 50 I: RP: SGE/SRE P: DP/GFH	*All transactions prior to entering into any commitment
3.7 Application for or return of bank, broker and/or dealer license or other significant financial services license; material extension of such existing license:					Determination of significance or materiality is in the responsibility of the relevant BD's general counsel having regard to the financial, reputational or strategic impact
3.7.1 Significant Group Entities			A	P: RP*	*Taking into account input from GRG
3.7.2 Significant Regional Entities			A	P: RP*	*Taking into account input from GRG
3.7.3 Other UBS Entities				X: DP/GFH	
3.8 Funding and financial management of UBS Entities					
3.8.1 Capital increase* and reduction/redemption of UBS Entities** (individual or cumulative p.a. per entity)	A: > 1,000	P: RC > 1,000		A: Group ALCO: 1,000/ A: Group CFO: 500 I: RP: SGE/SRE P: DP/GFH	*Includes payments in/from share premium accounts, profit retention, debt forgiveness, equity-like lending, capital injections and other measures with similar effect **Includes branches of UBS AG and UBS Entities subject to local tax and/or regulatory capital requirements
3.8.2 Parental support for UBS Entities	A*: > 1,000	P*: RC > 1,000		A: Group ALCO: 1,000/ A: Group CFO: 500 I: RP: SGE/SRE P: DP/GFH	*Parental support of > 1,000 issued to a UBS Entity in connection with business activities creating an exposure of less than 30 calendar days in duration is approved by Group ALCO with information to the Group Company Secretary
3.9 Purchase, sale, increase, decrease and write-downs/-offs of Infrastructure Holdings held by UBS (values are not cumulative)	A: > 1,000			A: 1,000/ A: Group CFO: 50/ A: DP/GFH: 20	

4 Group personnel and compensation

4.1 Appointments, removals and succession planning					
4.1.1 Appointments and removals					
4.1.1.1 Chairman/BoD members/members of the Compensation Committee	A*	P**: Chairman/GNC			*To be submitted to general shareholders' meeting for approval **Except for Chairman's own appointment
4.1.1.2 Group CEO	A	P: Chairman/ GNC			
4.1.1.3 Other GEB members (excluding Group CEO)	A	P: GNC	P		
4.1.1.4 BD, functional and regional executive committee members, and chairmen and vice chairmen within the BDs or regions			A	P: respective GEB member I: GEB	
4.1.1.5 Group Company Secretary and Head Group IA*	A	P*: Chairman			*Head Group IA additionally proposed by the AC
4.1.1.6 New hire, promotion or removal of GMDs and MDs				X (GMD) X (MD): DP/GFH	
4.1.1.7 Appointment of company representatives to pension boards/trusts with material pension plans			A*	X: RP	*For the Swiss Pension Fund, additional approval from the Group CEO is required

4.1.2 Succession plans					
4.1.2.1 BoD members		X: Chairman & GNC			
4.1.2.2 Group CEO		X: Chairman & GNC			
4.1.2.3 Other GEB members		A: Chairman & GNC	P		
4.2 Mandates					Refer to AoA Articles 31 and 36 and applicable internal policies for additional information including limitations
4.2.1 Non-independent BoD members in listed and non-listed companies	A*				*Only votes from independent BoD members
4.2.2 Independent BoD members and GEB members in listed and non-listed companies		A: GNC			
4.2.3 Mandates as per AoA Article 31 para. 2 of BoD members		A: GNC			
4.2.4 Mandates as per AoA Article 36 para. 2 of GEB members		I: GNC	A*		*Except for Group CEO (A: Chairman)
4.3 Compensation and benefits					
4.3.1 Establish and review compensation strategy and guidelines for the Group	A*	P: Compensation Committee	P	I	*Approval required upon material amendments only; materiality determined by the Compensation Committee
4.3.2 Standard employment and termination agreements and any material variations for GEB members and non-independent BoD members		A*: Chairman/ Compensation Committee	P (excl. Group CEO)		*See Annex C section 6.2 For non-independent BoD members, the approval authority is with the Compensation Committee
4.3.3 Establishment and review of share ownership policy for GEB members		A: Compensation Committee	P		
4.3.4 Key terms of compensation plans and programs					
4.3.4.1 Independent BoD members	A: non-independent BoD members	P*: Chairman			*The Compensation Committee advises the Chairman accordingly
4.3.4.2 Non-independent BoD members		X: Compensation Committee I: Chairman			
4.3.4.3 Executives	I	A: Compensation Committee	P		
4.3.4.4 All other employees		I*: Compensation Committee	A	I: GEB* P: Group Head HR	*If determined to be sufficiently material by the Group Head HR
4.3.5 Key terms of new or amended equity plans with significant use of UBS Group AG shares	A	P: Compensation Committee	P	I	Significant use determined by Group CFO and Group Head HR in consideration of financial, reputational or strategic impact
4.3.6 Key terms of new or amended compensation plans and other compensation arrangements with a material financial, reputational or strategic impact	I	A: Compensation Committee	P	I	Materiality determined by Group CFO and Group Head HR; other compensation plans, policies and programs remain in the competence of GEB/BDs, in accordance with guidelines and policies of HR
4.3.7 Key terms of new or amended pension and benefits plans with a material financial, reputational or strategic impact		I: Compensation Committee	A	P: Group Head HR	Materiality determined by Group Head HR in consultation with Group CFO
4.3.8 Total compensation and benefits for:					
4.3.8.1 Chairman of the BoD and non-independent BoD members	I	X*: Compensation Committee			*To be submitted to general shareholders' meeting for approval (BoD compensation in aggregate)
4.3.8.2 Independent BoD members	A*: non-independent BoD members	P**: Compensation Committee/ P to Compensation Committee: Chairman			*To be submitted to general shareholders' meeting for approval (BoD compensation in aggregate) **See Annex C section 6.2
4.3.8.3 Group CEO	A*	P**: Compensation Committee/ Chairman			*To be submitted to general shareholders' meeting for approval (GEB compensation in aggregate) **See Annex C section 6.2
4.3.8.4 GEB members (excluding Group CEO)	A*	P: Compensation Committee	P		*To be submitted to general shareholders' meeting for approval (GEB compensation in aggregate)
4.3.8.5 Former GEB members (for first financial year after having left the GEB)		A: Compensation Committee	P		

4.3.8.6 All new hires and existing employees with a proposed total annual compensation of CHF 5 million or more; replacement awards in the estimated amount of equal to or more than CHF 5 million; including total compensation for the 50 employees with highest total compensation within the firm during the year-end pay decisions		A*: Compensation Committee		P: respective GEB member	*To be obtained prior to engagement of new hires See Annex C section 6.2 for further details Final approval can be delegated to Compensation Committee Chairperson
4.3.8.7 All employees with severance payments of CHF 2 million or more*	A	P: Compensation Committee		P: respective GEB member	*Unless legally obligated or part of severance plan
4.3.9 Variable compensation					
4.3.9.1 Setting of overall final annual pool for variable compensation	A	P: Compensation Committee	P		
4.3.9.2 Setting of final annual pools for BD and CC variable compensation	I	A: Compensation Committee	P		

5 Financial matters

5.1 External audit					
5.1.1 Appointment of auditors of UBS Group AG	A*	P: AC		P	*To be submitted to general shareholders' meeting for approval
5.1.2 Appointment of auditors of UBS Entities		A: AC		P: Group CFO	
5.2 Financial reporting: annual financial statements of UBS Group AG, consolidated quarterly and annual financial statements and consolidated Group annual report	A*	P: AC		P**: Group CFO	*Annual report is submitted to general shareholders' meeting for approval **Following a review by the Group Disclosure Committee
5.3 Capital expenditure and operating lease commitments with multi-year P&L impact	A: > 1,000			A: 1,000/ A: Group COO: 200*	Capital expenditure refers to the total investment capitalized on the balance sheet and amortized through the P&L; operating lease commitments refer to the cumulative P&L impact over the life of the commitment *For a real estate commitment with both capital expenditure and lease commitments, a combined Group COO limit of 200 applies
5.4 Changes from one-year operating plan to cost allocation for services provided by CC functions to BDs			A	P: Group CFO	
5.5 Asset and liability management					
5.5.1 Asset and liability management frameworks	A	P: RC		P: Group ALCO	Including framework for capital management, capital allocation and liquidity and funding risk
5.5.2 Asset and liability management authorities	A	P: RC		P: Group ALCO	Delegated authorities within the Group for liquidity, funding and capital management limits and targets
5.5.3 Listing and delisting of UBS Group AG shares*	A			P: Group ALCO	*Including requests to admit the shares to trading on alternative trading platforms
5.5.4 Dividends on UBS Group AG shares	A*	I: RC		P	*To be submitted to general shareholders' meeting for approval
5.5.5 Increase and decrease of share capital, creation of conditional and authorized capital	A*	I: RC		P: Group ALCO	*To be submitted to general shareholders' meeting for approval
5.5.6 Use of authorized capital	A			P: Group ALCO	
5.5.7 Use of conditional capital				A: Group ALCO P: Group CFO	
5.5.8 Establishment of share repurchase programs*	A	P: RC		P: Group ALCO	*Use of established share repurchase plans, sale and purchase of treasury stock (including derivatives) including for delivery under employee compensation plans under the authority of the Group CFO
5.5.9 Funding plan*		I: RC		A: Group ALCO P: Group CFO	*Including contingency funding plan
5.5.9.1 Transactions in relation to debt securities for the purposes of executing on capital and funding plans				X: Group CFO	Transactions include issue, repurchase and redemption of notes, bonds and other debt securities with similar characteristics (including those qualifying as regulatory capital)
5.5.9.2 Establishment and structural changes (e.g. increase) of debt programs and CD/CP programs		I: RC		I: Group ALCO X: Group CFO P: DP/GFH	
5.5.10 Attribution of equity to Group, BDs and CC and determining the cost of equity for Group and BDs	A	P: RC		P: Group ALCO	
5.5.11 Sale of UBS-originated assets to third parties (including SPEs) as part of asset securitization for funding purposes		I: RC		A: Group ALCO P: Group CFO	
5.6 Taxation					
5.6.1 Tax risk management and control framework, including concept and risk measurement methodology		I: AC		A P: Group CFO	

5.6.2 Corporate income tax audit settlements and establishment, increase or release of tax risk provisions (for any individual item or related collection of items or audit cycle, irrespective of whether there is an income statement effect)	A: > 1,000			A: 1,000/ A: Group CFO: 250	For other BD- and CC-specific taxes the approval authority is with the relevant BD and CC CFO taking into account the recommendations of Group Tax
5.7 Changes to BD performance segment structure			A	P: DP and Group CFO	
5.8 Changes to Group and BD key performance indicators framework			A	P: DP and Group CFO	
5.9 Determination of funding guidelines for retirement benefits and funding decisions for plans with material asset levels, as well as material increase in the annual cash funding for retirement plans				A P: Group CFO	Materiality determined by Group CFO in consultation with Group Head HR

6 Risk management and control

Principally related to market, credit, country and relevant categories of operational risk.

6.1 Risk appetite framework					
6.1.1 Risk management and control framework	A	P: RC		P	
6.1.2 Risk appetite methodology (objectives and scenario)		A: RC*		A: Group CRO**	*RC approves methodology and major changes thereto **Group CRO approves detail; Group CRO determines what is considered "major"
6.2 Risk Authorities	A	P: RC		P	

7 Other matters

7.1 Global recovery and resolution planning	A	P: RC		P	
7.2 Invoking the global recovery plan	A			P	
7.3 Litigation/settlements/provisions involving litigation authorization to:					
7.3.1 Initiate litigation				A: > 100 P: Group GC X: Group GC: 100/ X: DP/GFH: 20	
7.3.2 Conclude settlements*,**	A: > 250			A: 250 P: Group GC X: Group GC: 100/ X: DP/GFH: 20	*If UBS is plaintiff, or claimant vis-à-vis insurance companies, the original claim is relevant; if UBS is defendant, the settlement amount is relevant **Including settlement with insurance companies
7.3.3 Initiate tax-related litigation				A: > 100 P: Group CFO and Group GC X: Group CFO and Group GC: 100/ X: DP/GFH: 20*	*Taking into account the input of Group Tax
7.3.4 Conclusion of tax-related litigation settlements	A: > 250			A: 250 P: Group CFO and Group GC X: Group CFO and Group GC: 100/ X: DP/GFH: 20*	*Taking into account the input of Group Tax
7.3.5 Establishment, change, or release and reclassification of legal, liability and compliance provisions involving litigation	A: > 250		A*: 250	P: 250; Group CFO and Group GC X: Group GC: 100/ X: DP/GFH: 20	All amounts are cumulative for the entire claim; however, incremental increases of up to CHF 2 million for a given claim irrespective of the cumulative provision level can be reviewed/approved by the general counsel of the BD without further review/approval *Together with the Group CFO and the Group GC
7.4 Establishment of investigation steering committees (including terms of reference)			A*		*If such committee is to be chaired by a GEB member, proposal by Head GRG
7.5 Additional authorities with respect to Group IA:					
7.5.1 Approval of the charter for Group IA	A	P: Chairman/AC		I	Proposal by Head Group IA
7.5.2 Approval of Group IA's annual audit plan and annual audit objectives	I	A: AC		I	Proposal by Head Group IA

Annex C – *Charter for the Committees of the Board of Directors of UBS Group AG*

Contents

Introduction

1 Basis and purpose

1.1 This Committees charter is enacted by the Board pursuant to articles 716–716b CO, articles 25 and 27 of the AoA and sections 5.10 and 13.3 of the ORs. **Basis**

1.2 The purpose of this Committees charter is to set out the objectives, composition and responsibilities of the Board Committees, being: **Purpose**
(i) the Audit Committee;
(ii) the Compensation Committee;
(iii) the Corporate Culture and Responsibility Committee;
(iv) the Governance and Nominating Committee; and
(v) the Risk Committee.

Membership and constitution

2 Number of Committee members, their independence and knowledge

2.1 Each Committee must have at least three Committee members. **Minimum number of Committee members**

2.2 Each Committee must consist of Board members who are non-executive and: **Independence**
(i) with respect to the Compensation Committee, are all independent as defined by section 3.2 of the ORs;
(ii) with respect to the GNC and CCRC, are independent, in a majority, as defined by section 3.2 of the ORs;
(iii) with respect to the AC, fulfill the independence criteria set out in sections 2.3 and 2.4 of this Annex C to the ORs; and
(iv) with respect to the RC, are all independent as defined by section 3.2 of the ORs and fulfill the independence criteria set out in section 2.4 of this Annex C to the ORs.

At least one member of the RC must also be a member of the Compensation Committee.

2.3 Each AC member must be independent as defined by section 3.2 of the ORs and meet the requirements set forth in: **Special independence rules for AC members**
(i) rule 10A-3 of the Securities Exchange Act of 1934 and the New York Stock Exchange rules; and
(ii) para. 38 and 40 as well as para. 17 to 22 of the FINMA circular 2017/1 "Corporate governance – banks."

2.4 Each AC and RC member must: **Special rules for AC and RC members**
(i) not be an affiliated person of UBS; for the avoidance of doubt, serving as a member of the Board of a subsidiary of UBS Group AG or an affiliated company of the Group and receiving remuneration for such activity does not, of itself, make an AC or an RC member an affiliated person; and
(ii) not receive any consulting, advisory or other compensatory fees from UBS or any of its affiliated persons other than in his capacity as a Board member or a Committee member.

Each AC member must not serve on the audit committee of more than two other public companies, unless the Board has made a determination that such AC member or prospective AC member has the availability to properly fulfill his duties with UBS.

2.5 Committee members must have the necessary knowledge and experience to fulfill their functions as set out in Annex D to the ORs. **Knowledge**

2.6 Generally, the Chairman or one of the Vice Chairmen chairs the GNC. The Chairman may attend the meetings of other Committees in consultation with the relevant Committee Chairperson. **Membership and presence of the Chairman**

3 Constitution

3.1 The Committee Chairperson and the Committee members, with the exception of the Compensation Committee members, are appointed pursuant to section 4.3 of the ORs, and the Board may remove any Committee member or any Committee Chairperson at any time. **Appointment and removal by the Board**

3.2 The Group Company Secretary acts as a secretary to the Committees pursuant to section 12.1 of the ORs. **Secretary of the Committees**

Responsibilities and authorities

4 Delegation of responsibilities and authorities

4.1 Pursuant to section 13.3 of the ORs, the Committees have the responsibilities and authorities set out in this Committees charter and in Annex B to the ORs. Provisions of applicable laws, rules and regulations or rules contained in the AoA and in the ORs will take precedence over this Committees charter. **In general**

5 Audit Committee

5.1 The function of the AC is to serve as an independent and objective body with oversight of: **In general**
(i) UBS Group AG's and the Group's accounting policies, financial reporting and disclosure controls and procedures;
(ii) the quality, adequacy and scope of external audit;
(iii) UBS Group AG's and the Group's compliance with financial reporting requirements;
(iv) the Executives' approach to internal controls with respect to the production and integrity of the financial statements and disclosure of the financial performance; and
(v) the performance of Group IA in conjunction with the Chairman.

The Executives are responsible for the preparation, presentation and integrity of the financial statements. External auditors are responsible for auditing UBS Group AG's and the Group's annual financial statements and reviewing the quarterly financial statements.

5.2 The AC's responsibilities and authorities are to: **Responsibilities and authorities**
(i) Financial statements:
(a) review the annual financial statements of UBS Group AG as well as the consolidated annual and the quarterly financial statements and the consolidated annual report of the Group, as proposed by Executives with the external auditors and Group IA, in order to recommend their approval (including any adjustments the Committee considers appropriate) to the Board;
(b) discuss with Executives the types of information to be disclosed with the financial statements and the associated investor communications;
(c) periodically assess the organization, efficiency and completeness of the financial-reporting process, including any critical remedial actions or changes being made by the management in relation to such processes;
(d) review and discuss with Executives the management's SOX 404 report in relation to internal controls over financial reporting;
(e) review the implementation of UBS Group AG's and the Group's accounting principles and policies;
(f) request such information as the AC deems necessary from Executives or the external auditors in order to evaluate the accuracy of the financial statements, including the appropriateness of the application of accounting policies to the financial statements;
(g) review and discuss with Executives any significant issues relating to the integrity of the financial statements or external disclosures raised by the external auditors, Group IA, regulators or any other parties;
(h) form an opinion of the adequacy, organization, efficiency and completeness of the Group's internal control system and procedures as they relate to the integrity of the financial statements by taking notice of the reports provided by the GEB, the external auditors, Group IA, the RC minutes, reports from regulators or other information as determined by the Committee to be appropriate; and
(i) review arrangements for compliance with the Group's legal and regulatory requirements, responsibilities and obligations and associated practices and procedures as they relate to the integrity of the financial statements or financial report;
(ii) External audit:
(a) periodically and at least annually assess the qualifications, expertise, effectiveness, independence and performance of the external auditors and their lead audit partner in order to support the Board in reaching a decision in relation to the appointment or dismissal of the external auditors and the rotation of the lead audit partner;
(b) approve the engagement letter of the external auditors, including the scope of the audit and the fees and terms for the planned audit work;

(c) monitor and discuss with the external auditors the relationship between the external auditors and the Group in order to assess the overall effectiveness of the relationship and independence of the external auditors;
(d) oversee all audit and permitted non-audit services provided by the external auditors and establish such policies as the Committee deems appropriate; and
(e) annually review the external auditors' summary of adjusted and unadjusted differences;

(iii) Group IA:
(a) annually assess the independence and performance of the Head Group IA and Group IA in order to provide recommendations to the Chairman in relation to the effectiveness of both the Head Group IA and Group IA as an organization;
(b) annually assess and approve the appropriateness of Group IA's annual audit plan and annual audit objectives including subsequent important amendments; and
(c) monitor Group IA's discharge of its annual audit objectives;

(iv) Human Resources:
(a) annually provide input on the performance of the Group CFO, Group GC and Group CRO to the Group CEO; and
(b) review and make recommendations to the Board regarding decisions relating to the hiring and dismissal of the Group CFO; and

(v) General:
(a) conduct or direct any investigation, including the retention of external advisors and consultants (at UBS's expense), as it considers necessary in order to discharge its responsibilities;
(b) ensure that appropriate whistleblowing mechanisms are in place and review on a quarterly basis levels of new and pending cases and examples of confidential, anonymous employee submissions of concerns regarding questionable accounting, auditing or other matters;
(c) meet in private sessions as the AC determines appropriate with members of management, the external auditors and Group IA; and
(d) meet with regulators/third parties in consultation with the Group CEO.

6 Compensation Committee

6.1 The function of the Compensation Committee is to support the Board in its duties to set guidelines on compensation and benefits, to approve certain compensation and to scrutinize executive performance. **In general**

6.2 The Compensation Committee's responsibilities and authorities are to: **Responsibilities and authorities**

(i) Compensation strategy and guidelines:
(a) periodically review the Group compensation strategy and guidelines and propose any material amendments to the Board for approval; and
(b) evaluate the effectiveness of pay for performance across the Group;

(ii) Performance targets:
(a) establish, together with the Chairman, financial and non-financial performance targets for the Group CEO;
(b) review, upon the recommendation from the Group CEO, financial and non-financial performance targets for the GEB members other than the Group CEO; and
(c) inform the Board of the outcome of the review of such performance targets;

(iii) Performance evaluation:
(a) evaluate, in consultation with the Chairman, the performance of the Group CEO in meeting agreed targets;
(b) review the Group CEO's performance assessment of the GEB members other than the Group CEO in meeting agreed targets; and
(c) inform the Board of the individual performance assessments of the GEB members;

(iv) Compensation plans and governance:
(a) approve key terms of the compensation programs and plans for the non-independent Board members, Group CEO and Executives;
(b) propose the key terms of new or amended equity plans with significant use of UBS Group AG shares to the Board for approval;
(c) approve key terms of new or amended compensation plans and other compensation arrangements with a material financial, reputational or strategic impact;

(d) be informed on new or materially amended pension and benefits plans that have a material financial, reputational or strategic impact;
(e) approve standard contracts/employment agreements and standard termination agreements for non-independent Board members and, together with the Chairman, for GEB members; approve all material individual variations to such agreements and the compensation plan rules operated by the Compensation Committee, regardless of the participant's current status;
(f) approve the engagement of any external advisors/consultants retained by the Committee and the funding for those services; consider certain factors relevant to the advisors' independence from management, including any factors required under New York Stock Exchange listing standards prior to selecting or receiving advice from an advisor;
(g) propose to the Board for approval the annual compensation report and approve other material public disclosures on UBS compensation matters;
(h) approve the core peer group/comparator framework used for non-independent Board and GEB members' pay comparison purposes;
(i) approve the share ownership policy for GEB members;
(j) annually review compensation structures with HR and the risk management function to ensure they do not encourage excessive or unnecessary risk-taking, and present findings to the Board;
(k) periodically meet with the RC to ensure that the compensation framework appropriately reflects risk awareness and management, and ensures appropriate risk-taking; and
(l) monitor major regulatory developments, shareholder initiatives and best practices in executive compensation; and

(v) Other compensation competences:
(a) approve the total compensation for the Chairman and the non-independent Board members;
(b) propose, together with the Chairman, the total individual compensation for the independent Board members for approval by the Board;
(c) approve remuneration/fee frameworks for external supervisory board members of Significant Group Entities and periodically review remuneration/fee frameworks for external supervisory board members of Significant Regional Entities;
(d) propose, together with the Chairman, to the Board the total individual compensation for the Group CEO for approval by the Board;
(e) propose to the Board for approval, upon the recommendation from the Group CEO, the total individual compensation for GEB members;
(f) approve total individual compensation for the Head Group IA, the Group Company Secretary, upon proposal of the Chairman, and upon proposal of the Group CEO for former GEB members for the first financial year after having left the GEB;
(g) propose, together with the Board, for approval by a general meeting of the shareholders, the maximum aggregate amount of compensation for the Board, the maximum aggregate amount of fixed compensation for the GEB and the aggregate amount of variable compensation for the GEB, for a certain period as outlined in and in accordance with the AoA;
(h) for employees within the Group: approve total individual compensation for the 50 highest-paid employees (excluding GEB members) at year-end compensation review; review all employees, including new hires, who are proposed to receive total individual compensation (including retention awards) of equal to or more than CHF 3 million in any one year on an annualized basis; approve total individual compensation of equal to or more than CHF 5 million in any one year on an annualized basis; approve replacement awards for those new hires who are proposed to receive such awards in the estimated amount of equal to or more than CHF 5 million; propose to the Board for approval severance payments of CHF 2 million or more (excluding severance payments that are legally obligated or part of a severance plan); approve total individual compensation of certain employees based on additional regulatory requirements; these approval authorities can be delegated to the Chairperson of the Compensation Committee;
(i) review and regularly monitor progress against the business performance targets and other variables that impact the funding of annual variable compensation; and
(j) propose to the Board for approval the final annual variable compensation pool and approve the variable compensation pools for the BDs and CC.

7 Corporate Culture and Responsibility Committee

In general

7.1 The CCRC supports the Board in its duties to safeguard and advance the Group's reputation for responsible and sustainable conduct. Its function is forward-looking in that it monitors and reviews societal trends and transformational developments and assesses their potential relevance for the Group. In undertaking this assessment, it reviews stakeholder concerns and expectations pertaining to the societal performance of UBS and to the development of its corporate culture. The CCRC's function also encompasses the monitoring of the current state and implementation of the programs and initiatives within the Group pertaining to corporate culture and corporate responsibility.

Responsibilities and authorities

7.2 The CCRC's responsibilities and authorities are to:

(i) General:
  - (a) monitor and advise the Board on current and emerging societal trends and developments of potential relevance for the Group;
  - (b) review and assess the current state and implementation of the corporate culture and corporate responsibility programs and initiatives within the Group; and
  - (c) monitor the consistent application of the behaviors of integrity, challenge and collaboration within UBS;

(ii) Policies and regulations:
  - (a) monitor and advise the Board on evolving external corporate culture and corporate responsibility regulations, standards and practices;
  - (b) review the Code of Conduct and Ethics of UBS and make proposals for amendments to the Board; and
  - (c) review and oversee that policies and guidelines of UBS pertaining to corporate culture and corporate responsibility are relevant and up to date;

(iii) Strategy:
  - (a) monitor the effectiveness of actions taken by UBS relating to the corporate culture and responsibility regulations and policies as well as objectives of UBS;
  - (b) support the GEB, if required, in the adjustment of processes pertaining to corporate culture and responsibility;
  - (c) approve UBS and Society's overall strategy and annual objectives; and
  - (d) support a strong and responsible corporate culture firmly founded in a spirit of long-term thinking;

(iv) Programs and initiatives:
oversee UBS's corporate culture and corporate responsibility programs and initiatives, including:
  - (a) UBS and Society;
  - (b) sustainable and impact investing, and philanthropy;
  - (c) anti-corruption, anti-terrorist financing and anti-money laundering;
  - (d) environmental and social (including human rights) risk management;
  - (e) climate change;
  - (f) diversity and inclusion;
  - (g) health and safety;
  - (h) in-house environmental management;
  - (i) responsible supply chain management; and
  - (j) community affairs; and

(v) Communications:
  - (a) advise the Board on the reporting of the Group's corporate culture and responsibility strategy and activities, review the employees and UBS and Society sections of the Group's annual report, and provide oversight of the annual UBS sustainability disclosure assurance audit process; and
  - (b) monitor and review communications with stakeholders on corporate culture and corporate responsibility (including with relevant organizations and with sustainability rating and ranking bodies) and their effectiveness with regard to the reputation of the Group.

8 Governance and Nominating Committee

In general

8.1 The function of the GNC is to support the Board in fulfilling its duty to establish best practices in corporate governance across the Group, to conduct a Board assessment (self- or external assessment), to establish and maintain a process for appointing new Board members and GEB members (in the latter case, upon proposal of the Group CEO) and to manage the succession planning of all GEB members.

Responsibilities and authorities

8.2 The GNC's responsibilities and authorities are to:
- (i) Corporate governance:
  - (a) address all relevant corporate governance issues affecting the Group;
  - (b) develop, maintain and review the ORs, the internal regulations regarding corporate governance and the conflict of interest guidelines of the Group and make proposals to the Board for approval;
  - (c) make recommendations to the Board concerning further corporate governance matters and practices;
  - (d) review the corporate governance section of the Group's annual report;
  - (e) coordinate the work of the other Committees regarding corporate governance in their specific areas of expertise;
  - (f) assess the size and composition of the Board from time to time to determine whether it continues to be appropriate;
  - (g) plan and manage proposals for changes in Board membership, taking into account factors including:
    - (aa) the number of Board members; and
    - (bb) the skill mix, industry experience and responsibilities of Board members, including the need for membership of Committees;
  - (h) annually review the Board members' independence and present its assessment to the Board for approval;
  - (i) approve mandates of Board and GEB members pursuant to articles 31 and 36 of the AoA and applicable internal policies; and
  - (j) approve the appointment of supervisory board members for Significant Group Entities upon proposal by the Group CEO and ensure the Chairperson of the respective Board Committee of UBS Group AG is consulted on the appointment of Chairpersons to equivalent committees for Significant Group Entities;
- (ii) annually review the Committees charter, taking into account best practice rules;
- (iii) Identification and nomination of new Board members:
  - (a) develop, maintain and review principles and criteria regarding the recruitment and nomination of new Board members and Committee members, approve their existing mandates and provide specific proposals to the Board for approval;
  - (b) review and propose new candidates for membership of the Board to be recommended for election by the shareholders at an AGM or EGM in accordance with the selection criteria described in section 1 of Annex D to the ORs and such other criteria as may be approved by the Board from time to time; and
  - (c) plan and manage a Board membership and a Board Committee succession plan;
- (iv) Board education:
  - (a) ensure the establishment of a satisfactory induction program for new Board members and a satisfactory ongoing training and education program for existing Board members and Committee members;
  - (b) the Group Company Secretary maintains a list of relevant trainings attended by individual Board members;
- (v) Performance evaluation:
  - (a) set the criteria for and oversee the annual assessment of the performance and effectiveness of the Chairman, the Board as a whole and each Committee;
  - (b) conduct an annual assessment of the performance and effectiveness of the Chairman and of the Board as a whole (which includes an appraisal by an external expert at least every three years), report to the Board the conclusions and recommendations and assess on a timely basis whether or not Board members are to be proposed for re-election by the AGM;
  - (c) ensure that each Committee carries out and oversees a self-assessment of the performance of the Committee and reports its conclusions and recommendations for change to the Board; and
  - (d) ensure that each Committee is subject to an external assessment every three years; and

(vi) Human resources:
supervise and approve, together with the Chairman, the succession planning for all GEB members (upon proposal of the Group CEO) and the Group CEO and propose their appointment for approval by the Board (for this purpose the GNC receives information from the Compensation Committee on its performance evaluation of the GEB members).

9 Risk Committee

9.1 The function of the RC is to oversee and support the Board in fulfilling its duty to supervise and set an appropriate risk management and control framework in the areas of: **In general**

(i) risk management and control, including credit, market, country, legal, compliance, operational and conduct risks;
(ii) treasury and capital management, including funding, liquidity and equity attribution; and
(iii) balance sheet management.

The RC considers the potential effects of the aforementioned risks on the Group's reputation. For these purposes, the RC will receive all relevant information from the GEB and has the authority to meet with regulators/third parties in consultation with the Group CEO.

9.2 The RC's responsibilities and authorities are to: **Responsibilities and authorities**

(i) Risk management and control:
(a) review and propose to the Board the guiding principles and framework for risk management and control (including risk appetite, delegation of risk authorities and major risk limits) relative to UBS's operations and recommend any required changes to that framework;
(b) review and approve the risk appetite methodology (including objectives and binding scenarios) relative to the Group's activities and risk profiles, including allocation of responsibilities within the risk management and control framework;
(c) review and propose to the Board the risk and treasury management section of the annual report of the Group;
(d) assist the Board by reviewing and assessing management's proposals in relation to risk profile and risk capacity and appetite, and making recommendations to the Board in relation to those proposals;
(e) periodically assess the appropriateness of major policies and procedures adopted by the GEB relating to the risk management and control of significant risks;
(f) review and make recommendations to the Board based on proposals from the GEB in relation to material risk limits and periodically review allocations and authority levels relating to those limits. Material risk limits include those relating to portfolios, concentrations, products, sectors or other categories relevant to the strategy, risk profile and risk capacity of UBS Group AG and the Group as approved by the Board;
(g) review and approve the principal characteristics of the Group's risk measurement framework (including changes thereto) used to identify, model, measure, monitor and report risks;
(h) monitor and oversee the risk profile of UBS Group AG and the Group within the context of the Board-determined risk profile, risk capacity and limit structure;
(i) systematically review high-risk areas of the Group and assess the effectiveness of the steps taken by the GEB to manage or mitigate such risks;
(j) review and assess the asset and liability management framework, including allocation of responsibilities, limits, capital allocation to BDs and CC, liquidity and funding;
(k) review regulatory framework reforms affecting areas within the scope of the RC's mandate and recommend any required changes to the Board;
(l) consider the Group's strategy to deal with anticipated or existing high-level risks and assist the Board by reviewing and assessing management's proposals in relation to strategy;
(m) review management's assessments of UBS's legal, compliance, operational and conduct risk exposures and related risk-oriented activity plans;
(n) periodically review material communications (including formal assessments) between UBS and its principal regulators;

(o) review projects and remediation activities (as determined by the RC) undertaken by the management to address critical changes to the risk management/control environment; and
(p) periodically meet with the Compensation Committee to ensure that the compensation framework appropriately reflects risk awareness and management, and ensures appropriate risk-taking;

(ii) Risk reporting:
(a) determine risk reporting requirements that allow for an effective oversight by the RC and communicate changes to report owners if reporting requirements are not met or change;
(b) receive and review risk reports, including reports of management that assess the likelihood of risks materializing, the monitoring of emerging trends via forecasts or stress tests, the adequacy and appropriateness of the internal controls to manage those risks and that contain agreed measures to reduce risks or deal with specific risk situations including stress situations; and
(c) receive periodic updates on limitations that prevent full risk data aggregation in the risk reports; and

(iii) Human Resources:
(a) annually provide input on the performance of the Group CRO, Group CFO and Group GC to the Group CEO; and
(b) review and make recommendations to the Board regarding decisions relating to the hiring and dismissal of the Group CRO.

10 Further responsibilities and authorities

10.1 The Board may entrust further powers and duties to the Committees by Board resolution. **Further responsibilities and authorities**

11 Delegation to a subcommittee

11.1 Each Committee may delegate some of its tasks to a subcommittee comprised of one or more Committee members. The Chairman must be informed about any such delegation. **Subcommittees**

12 Information rights

12.1 Each Committee may, after consultation with the Chairman, require information and special reports from all GEB members and Group IA on matters relating to its respective responsibilities set out in sections 4 to 11 of Annex C to the ORs. **Committees**

12.2 For the information rights of each Board member, see section 8 of the ORs. **Committee members**

13 Advice from third parties

13.1 The Committees may, in performing their duties, take advice from third parties. **Advice from third parties**

Meetings and resolutions of the Committees

14 Meetings

14.1 Each Committee meets as often as its business requires, but at least: **Number of meetings**
(i) four times a year for the AC, the RC and the Compensation Committee; and
(ii) twice a year for the CCRC and the GNC.

The AC and RC hold at least four joint meetings a year.

The Compensation Committee and RC periodically hold joint meetings.

14.2 Committee meetings are called and held in compliance with the rules set out in the ORs (see sections 6.2 to 6.5 and 6.8 of the ORs to be applied mutatis mutandis). **Request, invitation, agenda, notice period and chair of meetings, meeting format**

14.3 Each Committee Chairperson may, on his own motion or upon request of any Committee member or the Chairman, invite Executives as well as other persons to attend Committee meetings. The Group CEO will be informed accordingly. **Presence of third parties at Committee meetings**

14.4 The AC holds Committee meetings: **Special rules for the AC**
(i) normally with the participation of the Head Group IA, representatives of the external auditors, the Group CEO, the Group CFO, the Group Controller and the Finance COO; and
(ii) periodically, only with the participation of the Head Group IA, the external auditors, or with members of management, or a combination of any of the aforementioned.

14.5 The CCRC holds Committee meetings: **Special rules for the CCRC**
(i) normally with the participation of the Group CEO and the Global Head UBS and Society; and
(ii) periodically, with the participation of the Regional Presidents.

14.6 The Compensation Committee holds Committee meetings normally with the participation of the Group CEO, the Group Head HR, the Global Head of Reward and external advisors. **Special rules for the Compensation Committee**

14.7 Generally, the Group CEO, the Group CFO, the Group CRO, the Group GC, the Head Group IA and representatives of the external auditors participate (to the extent necessary) in each meeting of the RC. The invitation of other Executives is at the discretion of the RC. **Special rules for the RC**

14.8 Generally, the Group CEO, the Group CFO, the Group CRO, the Group GC, the Head Group IA and representatives of the external auditors participate (to the extent necessary) in the joint committees' meetings. The joint committees' meetings are chaired by the Chairman. **Special rules for the joint committees' meetings**

Resolutions are passed by an absolute majority of the votes of Board members present; in case of a tie, the decision is passed on to the Board and decided in accordance with section 7.2 of the ORs.

14.9 Committee minutes must fulfill the conditions set out in sections 6.9 and 6.10 of the ORs and be distributed to the Chairman. **Minutes**

15 Resolutions and information rights

15.1 Sections 7, 8.2 and 8.3 of the ORs apply mutatis mutandis to the decision-making process and the information rights of the Committees and the Committee members. **Resolutions and information rights**

Reporting

16 Regular reporting

16.1 Each Committee Chairperson ensures that the Chairman and the Board are kept informed in a timely and appropriate manner. Each Committee Chairperson (either personally or through another Committee member) regularly reports to the Board at the Board meetings on the current activities of his Committee and on important Committee issues, including all matters falling within the duties and responsibilities of the Board, namely: **In general**

(i) proposals for resolutions to be considered, or other action to be taken by the Board;
(ii) resolutions and decisions made by the Committee and the material considerations that led to such resolutions and decisions; and
(iii) activities and important findings of the Committee.

16.2 Each Committee Chairperson submits, in writing, the proposals and resolutions mentioned in sections 16.1 (i) and (ii) of Annex C to the ORs to the Board unless such proposals are contained in the Committee minutes; the remaining reporting is generally done orally. **Submitting of proposals and recommendations**

16.3 Each Committee annually submits a report to the Board, detailing the activities of the Committee during the last twelve months. **Annual reporting of the Committees**

17 Special reporting

17.1 Following the completion of the audit and the annual financial statements, the AC Chairperson submits annually to the Chairman, for the attention of the Board: **AC**

(i) the AC's assessment of the qualification, independence and performance of the external auditors;
(ii) the AC's assessment of the design of the Group's internal control system for financial reporting and the coordination and interaction between Group IA and the external auditors; and
(iii) a recommendation regarding the audited financial statements in UBS's annual report.

17.2 The AC Chairperson submits annually to the Chairman, for the attention of the Board, the AC's assessment of the qualification and performance of Group IA. **Qualification and performance of Group IA**

Special provisions

18 Confidentiality

18.1 The deliberations of the Compensation Committee and GNC are confidential and are to be communicated outside of these Committees only to the extent permitted by the Chairpersons of these Committees. The Chairman is exempted with regard to the confidentiality of deliberations. **Special rule**

19 Self-assessment and adequacy review

19.1 Each Committee reviews the adequacy of this Committees charter at regular intervals, but at least annually, and recommends to the GNC any changes considered to be necessary or appropriate. For the self-assessment, section 9 of the ORs is to be applied mutatis mutandis. **Self-assessment and adequacy review**

Annex D – *Role profiles and role expectations*

Contents

For Board members

1 Role profile and expectations

1.1 Board members, as a group, must have the necessary qualifications, skills and diversity to perform all Board duties and must together possess financial literacy, experience in banking and risk management, international experience, including experience of international financial matters, and knowledge of the duties of directors.

Expectations for the Board as a whole

1.2 In particular, individuals will be considered for nomination as Board members, and Board members will be considered for appointment to a Committee, on the basis of:

(i) their judgment, character, expertise, skills and knowledge;
(ii) their diversity of viewpoints, professional backgrounds and track records;
(iii) their business and other experience (e.g. banking, risk management and international experience) relevant to the business of UBS;
(iv) the relevance of their expertise, skills, knowledge and experience to the work of any Committee to which they are to be appointed;
(v) the extent to which their judgment, character, expertise, knowledge and experience will interact with other Board members to build an effective and complementary Board and, where relevant, with other members of a Committee to build an effective and complementary Committee;
(vi) the ability and willingness to commit adequate time to Board and Committee matters; and
(vii) whether existing board memberships or other positions held by a candidate could lead to a conflict of interest.

Considerations for nomination and appointment

1.3 In order to be able to fulfill their role, the Board members are expected to:

(i) act with integrity, probity and a high ethical standard;
(ii) exercise sound judgment;
(iii) be able and willing to inquire and probe, and have the strength of character to seek and obtain full and satisfactory answers, within the team-oriented environment of the Board;
(iv) constructively challenge and contribute to the development of strategy;
(v) scrutinize the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;
(vi) ensure that financial information is accurate and that financial controls and systems of risk management and control are robust and defensible;
(vii) devote the necessary time to discharge their duties properly. An indication of time will be set out in each Board member's letter of appointment;
(viii) make every effort to attend, in person or by telephone or video conference, all regularly scheduled Board meetings and meetings of Committees on which they serve; and
(ix) comply with a code prepared to reflect provisions of applicable laws, rules and regulations on share dealing by Board members and others.

Expectations for each Board member

1.4 A sufficient number of Board members must meet the profile for membership of the Committees as set out in Annex C and this annex to the ORs.

Qualifications for Committee membership

For the Chairman of the Board of Directors

2 Role profile and expectations

2.1 The role of the Chairman is a key one within the Board and the Group. He provides coherent leadership for UBS and has a key role in shaping the strategy, communications and culture of the Group. **In general**

2.2 The Chairman leads the Board. In this context his main responsibilities and authorities are the following: **Main responsibilities and authorities**

(i) Board composition:
  (a) build, together with the GNC, an effective and highly complementary Board with an appropriate balance of skills and experience; and
  (b) initiate changes in and plan, together with the GNC, Board succession and Board appointments;
(ii) Board knowledge and experience:
  (a) provide guidance to other Board members about what is expected of them and take into full account their issues and concerns;
  (b) consider and address, together with the GNC, the development needs of individual Board members and the Board as a whole in order to maintain the necessary depth and breadth of knowledge and experience and to enhance the effectiveness and efficiency of the Board as a team;
  (c) ensure, together with the GNC, that a satisfactory ongoing training and education program is established for existing Board members and Committee members with regard to their respective responsibilities and organize, together with the GEB members, an annual seminar aimed at updating the full Board on the Group's strategy by providing in-depth orientation on selected business activities; and
  (d) ensure, together with the GNC, that new Board members are provided with a satisfactory induction program covering, among other things:
    (aa) Board members' duties and other regulatory issues;
    (bb) familiarization with the business and the BDs; and
    (cc) the Group's corporate governance policies, regulations, practices and procedures;
(iii) Board agenda and meetings:
  (a) call Board meetings and set their agenda;
  (b) coordinate, together with the Committee Chairpersons, the work of all Committees;
  (c) aim to ensure the effectiveness of the Board by balancing the time the Board allocates to strategic and supervisory functions;
  (d) manage the Board to ensure that sufficient time is allowed for discussion of complex or contentious issues and arrange, if necessary, informal meetings among Board members;
  (e) encourage active engagement by all Board members in all matters concerning the Board; and
  (f) ensure that Board resolutions are accurate in form and content and that they are implemented properly;
(iv) Board information and communication:
  (a) ensure that Board members receive accurate, timely and clear information to enable the Board to make sound decisions, monitor the management of the Group effectively and provide advice to promote the success of the Group;
  (b) ensure that the Board members receive all necessary material and information in good time before each Board meeting; and
  (c) promote open communication between the Board and GEB members;
(v) Board Committees:
  (a) ensure the operation of a clear Committee structure; and
  (b) ensure that the Committees receive accurate, timely and clear information to enable the fulfillment of their responsibilities;
(vi) Board/Group CEO remuneration:
  make proposals to the Compensation Committee for the attention of the Board on the total compensation for independent Board members and for the Group CEO;
(vii) Regulatory issues:
  keep close contact with the Group's principal regulators;
(viii) Corporate governance:
  promote, together with the GNC, the highest standards of corporate governance for the Group as well as the highest standards of integrity and probity within the Group;

(ix) Group IA:
exercise line management authority over the Head Group IA;

(x) Communication outside the Board:
   (a) represent the Board and, together with the Group CEO, the Group to the media; and
   (b) with the Group CEO, be closely involved in communication with shareholders and other stakeholders regarding the business;

(xi) Relationship with the GEB:
   (a) establish and keep a close working relationship with the Group CEO and the other GEB members, providing advice and support to them while respecting the fact that day-to-day management responsibility is delegated to the GEB under the ORs;
   (b) facilitate a constructive relationship between the Board, the Group CEO and other GEB members;
   (c) lead, together with the Compensation Committee and the GNC, the ongoing monitoring and annual evaluation of the performance of the Group CEO;
   (d) foster, in close cooperation with the Compensation Committee, an ongoing and effective performance review of GEB members; and
   (e) supervise and approve, together with the GNC, the succession planning for all GEB members (upon proposal of the Group CEO) and the Group CEO; and

(xii) AGMs and EGMs:
   (a) ensure that the Board convenes the AGMs and EGMs and that it prepares and decides on proposals to be made to the shareholders;
   (b) ensure that the Board implements resolutions adopted at the AGMs and EGMs insofar as permitted by law; and
   (c) preside over AGMs and EGMs.

2.3 The Chairman is expected to: **Expectations**

(i) be a strategic thinker, a strong, yet team-oriented leader and a good communicator (both inside and outside of the Board);
(ii) have broad experience in banking and risk management and be financially literate;
(iii) have an excellent professional track record and an outstanding reputation; and
(iv) substantially commit all of his business time to the role and not take on other mandates or positions outside the Group without the prior approval of the Board for mandates in listed or non-listed companies or the approval of the GNC for any other positions.

For the Vice Chairmen and the Senior Independent Director

3 Role profile and expectations

Responsibilities and authorities

3.1 The Board appoints at least one Vice Chairman and a SID. If the Board appoints more than one Vice Chairman, one of them must be independent. The Vice Chairmen support the Chairman with his responsibilities and authorities.

Vice Chairmen

3.2 Each of the Vice Chairmen is required to:
(i) lead the Board in the absence of the Chairman;
(ii) provide support and advice to the Chairman; and
(iii) undertake such specific additional duties or functions as the Board may entrust to him from time to time.

SID

3.3 The SID is required to:
(i) create an appropriate information flow and communication system among the independent Board members;
(ii) collect and relay any issues or concerns of independent Board members to the Chairman;
(iii) facilitate communication, where appropriate, between shareholders and independent Board members;
(iv) be available to shareholders if they wish to conduct discussions with an independent Board member;
(v) act as a point of contact for shareholders and stakeholders with concerns that have not been resolved so far or are not appropriately raised through the normal channels; and
(vi) handle communication on behalf of the independent Board members.

GNC

3.4 Either one of the Vice Chairmen and/or the SID is a member of the GNC.
(i) They are required to lead, together with the GNC, the Board in the ongoing monitoring and annual evaluation of the Chairman.
(ii) They ensure, in conjunction with the Chairman and the GNC, good corporate governance, balanced leadership and control within the Group, the Board and the Committees.

Specific role requirements for Vice Chairman/SID

3.5 In order to be able to fulfill the role of the Vice Chairman/SID, the respective Board member is expected to:
(i) be seen as an individual to whom Board members and shareholders can raise concerns (SID);
(ii) display the same professionalism and behaviors expected of the Chairman (Vice Chairmen); and
(iii) commit such time to the role as may be necessary for the proper discharge of his duties. An indication of the time expected for this purpose will be set out in each Vice Chairman's or the SID's letter of appointment.

For the Chairpersons of the Committees

4 Role profile and expectations

4.1 The Committee Chairpersons lead their Committees and, in this context, have similar responsibilities and authorities as the Chairman with regard to the leadership of the Board. Insofar as applicable, section 2.2 of Annex D to the ORs shall apply mutatis mutandis to the role of each Committee Chairperson with respect to his Committee. **Responsibilities and authorities**

4.2 Each Committee Chairperson is expected to have good knowledge of the Committee's relevant area of responsibility together with such other experience as the Board considers desirable in the context of that Committee's work. **Relevant knowledge**

4.3 Each Committee Chairperson is expected to attend all AGMs and EGMs and, as appropriate, answer questions raised at such meetings on matters falling within his Committee's responsibilities. **Attendance at AGMs and EGMs**

4.4 Each Committee Chairperson must commit such time to the role as may be necessary for the proper discharge of his duties. An indication of the time expected for this purpose will be set out in each Committee Chairperson's letter of appointment. **Time commitment**

For certain Committee members

5 Audit Committee

5.1 The details of the responsibilities and authorities delegated to the AC are set out in Annex B and section 5 of Annex C to the ORs. **Responsibilities and authorities**

5.2 The AC members, as a group, must have the necessary qualifications and skills to perform all of their duties and must, together, possess financial literacy and experience in banking and risk management. In particular the AC members are expected to: **Qualifications**
(i) commit such time to the role as may be necessary for the proper discharge of their duties. An indication of the time expected for this purpose will be set out in each of the AC members' letter of appointment;
(ii) have accounting or related financial management expertise (as such qualifications are determined by the Board) and at least one AC member must qualify as a "financial expert" in terms of the rules established pursuant to the US Sarbanes-Oxley Act of 2002; and
(iii) be able to read and understand financial statements and to monitor and assess the activity of the Group IA and the external auditors; all AC members must be financially literate.

5.3 Each AC member must be independent as set out in section 3.2 of the ORs and sections 2.3 and 2.4 of Annex C to the ORs. **Independence**

6 Compensation Committee

6.1 The details of the responsibilities and authorities delegated to the Compensation Committee are set out in Annex B and section 6 of Annex C to the ORs. **Responsibilities and authorities**

6.2 The Compensation Committee members, as a group, must have the necessary qualifications and skills to perform all of their duties. In particular the Compensation Committee members are expected to: **Qualifications**
(i) commit such time to the role as may be necessary for the proper discharge of their duties. An indication of the time expected for this purpose will be set out in each of the Compensation Committee members' letter of appointment; and
(ii) have experience in compensation practices and in such other areas as the Board considers desirable to enable the Compensation Committee to perform its duties.

6.3 Each Compensation Committee member must be independent as set out in section 3.2 of the ORs and section 2.2 of Annex C to the ORs. **Independence**

7 Corporate Culture and Responsibility Committee

7.1 The details of the responsibilities and authorities delegated to the CCRC are set out in Annex B and section 7 of Annex C to the ORs. **Responsibilities and authorities**

7.2 The CCRC members, as a group, must have the necessary qualifications and skills to perform all of their duties. In particular the CCRC members are expected to: **Qualifications**
(i) commit such time to the role as may be necessary for the proper discharge of their duties. An indication of the time expected for this purpose will be set out in each of the CCRC members' letter of appointment; and
(ii) have good knowledge of corporate culture and corporate responsibility and relevant societal issues and such other experience as the Board considers desirable in order to enable the CCRC to perform its duties.

7.3 The majority of the CCRC members must be independent as set out in section 3.2 of the ORs and section 2.2 of Annex C to the ORs. **Independence**

8 Governance and Nominating Committee

8.1 The details of the responsibilities and authorities delegated to the GNC are set out in Annex B and section 8 of Annex C to the ORs. **Responsibilities and authorities**

8.2 The GNC members, as a group, must have the necessary qualifications and skills to perform all of their duties. In particular the GNC members are expected to: **Qualifications**

(i) commit such time to the role as may be necessary for the proper discharge of their duties. An indication of the time expected for this purpose will be set out in each of the GNC members' letter of appointment; and

(ii) have broad knowledge of relevant Swiss and international corporate governance standards and related issues and such other experience as the Board considers desirable to enable the GNC to perform its duties.

8.3 The majority of the GNC members must be independent as set out in section 3.2 of the ORs and section 2.2 of Annex C to the ORs. **Independence**

9 Risk Committee

9.1 The details of the responsibilities and authorities delegated to the RC are set out in Annex B and section 9 of Annex C to the ORs. **Responsibilities and authorities**

9.2 The RC members, as a group, must have the necessary qualifications and skills to perform all of their duties. In particular the RC members are expected to: **Qualifications**

(i) commit such time to the role as may be necessary for the proper discharge of their duties. An indication of the time expected for this purpose will be set out in each of the RC members' letter of appointment; and

(ii) have experience and knowledge about banking and finance-related risks and such other experience and knowledge as the Board considers desirable to enable the RC to perform its duties.

9.3 Each RC member must be independent as set out in section 3.2 of the ORs and section 2.4 of Annex C to the ORs. **Independence**

For the secretary of the Board of Directors

10 Role profile and expectations

In general

10.1 The Group Company Secretary acts as the secretary to the Board and its Committees. The details of the responsibilities and authorities delegated to the Group Company Secretary are set out in section 12 of the ORs.

Expectations

10.2 The Group Company Secretary must have the qualifications and skills the Board considers necessary for him to perform his duties. The Group Company Secretary cannot have any other employment and works on a 100% basis.

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